CONFORMED COPY
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)      May 14, 2008

CAMBREX CORPORATION

(Exact name of Registrant as specified in its charter)

DELAWARE	1-10638	22-2476135

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NEW JERSEY	07073

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:      (201) 804-3000
Check the appropriate box if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(d) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAMBREX CORPORATION
Form 8-K
Current Report
May 14, 2008
Section 5 — Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Cambrex Corporation (Cambrex) is reporting under Item 5.02 (b) and Item 5.02 (c) that effective May 14, 2008, Steven M. Klosk, Executive Vice President, Chief Operating Officer & President, Pharmaceutical Products and Services has been appointed by the Board of Directors President and Chief Executive Officer and a member of the Board of Directors of the Company. James A. Mack, the Company’s current Chairman, President and CEO is stepping down as President and CEO of the Company on May 14, 2008. Associated with Mr. Mack’s stepping down from active employment, the Board of Directors has agreed to buy out his consulting/retirement agreements, which were previously disclosed in the Company’s proxy statement for the 2008 Annual Meeting of Shareholders, by the payment to Mr. Mack of $1,088,320. In addition the Board acted to vest immediately all of Mr. Mack’s 48,801 unvested restricted stock units and his 29,500 unvested stock options. This acceleration will result in a charge of approximately $597,000 during the second quarter.
     Mr. Mack has also announced his intention to resign as a Board member effective June 30, 2008. At that time the Company will separate the positions of CEO and Board Chairman. Mr. John Miller, currently the Company’s lead director, will at that time assume the role of Non-Executive Chairman of the Board at an annual fee of $200,000.
     In his new position Mr. Klosk will receive annual compensation of $450,000 plus a target bonus opportunity of 75% of his base salary with a maximum earned award of 200% of that amount dependent on the Company reaching certain financial goals consisting of increased revenue and operating profit, increased EBITDA and reduction in working capital. He has also received an option to acquire 150,000 shares of the Company’s common stock at a price of $5.61 per share, the fair market value of the Company’s publicly traded share price on May 14, 2008, the date of the award. In addition, Mr. Klosk has received a potential award of up to 86,000 performance shares dependent on the Company’s level of growth in revenue and EBITDA over a three year period beginning July 1, 2008, as compared to an index of peer companies. Any payment of the performance shares will be made in three years. The Company and Mr. Klosk have also reached an agreement under which the Company will retire Mr. Klosk’s Change in Control Agreement, described in the Company’s Proxy statement for its 2008 Annual Meeting of Shareholders and which was triggered by the Company’s sale of its BioBusinesses to Lonza in 2007. Pursuant to that arrangement Mr. Klosk will receive payment of $3,371,132 plus an excise tax gross up of $1,674,745. In addition, and also pursuant to that arrangement, 16,375 unvested stock options and 37,200 unvested restricted stock units were also immediately vested. The charges related to this vesting acceleration were previously reserved.

     Mr. Klosk, 51, joined Cambrex in October 1992 as Vice President-Administration. He was appointed Executive Vice President, Administration in October 1996, and was promoted to the position of Executive Vice President, Administration and Chief Operating Officer for Cambrex Pharma and BioPharmaceutical Business Unit in October 2003. In January 2005. Mr. Klosk assumed direct responsibility for the BioPharmceutical Business Unit as Chief Operating Officer, and in January 2007 became Executive Vice President and Chief Operating Officer of the Company. From 1988 until he joined Cambrex, Mr. Klosk was Vice President, Administration and Corporate Secretary for The Genlyte Group, Inc. From 1985 to 1988, he was Vice President, Administration for Lightolier, Inc., a subsidiary of the Genlyte Group, Inc. He has a Bachelor of Science degree from Cornell University and a J. D. degree from New York Law School.
     On May 15, 2008, Cambrex issued a press release announcing certain of the foregoing changes. The press release is attached to this Form 8-K as Exhibit 99.1.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

(99.1) Press release issued by Cambrex Corporation dated May 15, 2008.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

CAMBREX CORPORATION
Date: May 15, 2008	By:	/s/ Peter E. Thauer
		Name:	Peter E. Thauer
		Title:	Senior Vice President, General Counsel and Corporate Secretary